Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

As of September 30, 2015

Subsidiary	Jurisdiction of Incorporation

HK Engine Components, LLC

ICS Holdings LLC

IES Commercial, Inc.

IES Commercial & Industrial, LLC

IES Consolidation, LLC

IES Management, LP

IES Management ROO, LP

IES Operations Group, Inc.

IES Properties, Inc.

IES Purchasing & Materials, Inc.

IES Renewable Energy, LLC

IES Residential, Inc.

IES Shared Services, Inc.

IES Subsidiary Holdings, Inc.

IES Tangible Properties, Inc.

Indiana Arizona Delaware Delaware Delaware Texas Texas Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware
Integrated Electrical Finance, Inc.	Delaware
Key Electrical Supply, Inc.	Texas
Magnetech Industrial Services, Inc.	Indiana
Southern Industrial Sales and Services, Inc.	Georgia
Thomas Popp & Company	Ohio